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Partners Trust Announces CFO Promotion

Partners Trust Financial Group, Inc. (Nasdaq: PRTR) announced today that Acting Chief Accounting Officer, Amie Estrella has been promoted to Senior Vice President, Chief Financial Officer and Corporate Secretary.

Ms. Estrella has been with the Company since January of 2002 and was appointed to Acting Chief Accounting Officer in May 2006. Prior to that appointment, Ms. Estrella worked as Assistant Vice President, Manager of Planning and Financial Analysis, for the Company from August 2005 to May 2006, and as Vice President and Controller from February 2002 to July 2005. Prior to that she served as Controller of Rome Savings Bank from January 2001 to January 2002 and also spent 7 years as an auditor at KPMG and Price Waterhouse.

Mr. John Zawadzki, President and CEO of the Company, stated "Ms. Estrella has been an important contributor to the success of Partners Trust over the last several years and we are pleased she has agreed to join the executive management team to play an even more significant role."

Partners Trust Financial Group, Inc., headquartered in Utica, New York, is the holding company for Partners Trust Bank, which was founded in 1839. Partners Trust Bank offers a wide variety of business and retail banking products as well as a full range of trust, investment, and municipal banking services through its 34 Central and Southern New York locations in Oneida, Onondaga, Herkimer, Broome, Tioga and Chenango counties. Customers' banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and through the convenience of internet banking.

Investors and other interested parties can access the Company's security filings and code of ethics at www.partnertrust.com.

Contact: Partners Trust Financial Group, Inc.

John A. Zawadzki, President & CEO 315-738-4778